Exhibit 99.2

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION ANNOUNCES PRELIMINARY THIRD QUARTER FISCAL 2012 RESULTS AND SUSPENSION OF QUARTERLY DIVIDEND

Minneapolis, MN, December 14, 2011 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced preliminary financial results for its fiscal third quarter ended November 26, 2011.  The Company also announced that, given the Company’s recent financial performance and the current business environment, the Board of Directors has suspended the payment of a quarterly dividend.

For the third quarter of fiscal 2012:

•                  Net sales are expected to be $123.9 million, as compared to $120.9 million in the same period last year.  Comparable store sales were essentially flat for the quarter.

•                  Gross margin is expected to be in the range of 21.3% to 21.7%, as compared to 35.9% in the same period last year.

•                  SG&A expenses are expected to be approximately $38.0 million to $39.0 million, compared to $37.6 million for last year’s third fiscal quarter.

•                  Cash, cash equivalents and investments are expected to total approximately $75 million at the end of the fiscal quarter.

The Company anticipates reporting an operating loss for the quarter but is still in the process of completing its asset impairment analysis for the quarter.  Therefore, it is not providing more specific information regarding the anticipated operating loss or the anticipated net loss per share for the quarter until its earnings announcement on December 22, 2011.

Larry Barenbaum, President and Chief Executive Officer, commented, “We are clearly disappointed in our third quarter performance.  We were more aggressive in our promotions in order to drive sales and move through seasonal inventory, which resulted in flat comparable store sales although at sharply lower gross margins.  Based on our recent performance and the view that we should preserve cash to provide us greater financial flexibility, the Board of Directors has made the decision to suspend our dividend.  We will provide additional detail on our initiatives and on the store closings announced on November 11, 2011 during the earnings conference call scheduled for December 22, 2011.”

Conference Call Information

A conference call to discuss the Company’s third quarter fiscal 2012 results is scheduled for Thursday, December 22, 2011 at 4:30 p.m. ET.  A live web cast of the conference call will be available in the investor relations section of the Company’s website at www.christopherandbanks.com.  In addition, a replay of the call will be available shortly after the completion of the conference call through December 29, 2011.  To access the telephone replay, listeners should dial 1-877-870-5176.  The access code for the replay is: 2965448.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of December 14, 2011, the Company operates 774 stores in 45 states consisting of 471 Christopher & Banks stores, 237 stores in their plus size clothing division CJ Banks, 43 dual stores and 23 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company’s net sales for the third quarter of fiscal 2012 are expected to be $123.9 million, as compared to

$120.9 million in the same period last year; (ii) that the Company’s comparable store sales will be essentially flat for the third quarter of fiscal 2012; (iii) that the Company’s gross margin for the third fiscal quarter is expected to be in the range of 21.3% to 21.7%, as compared to 35.9% in the same period last year; (iv) that SG&A expenses are expected to be approximately $38.0 million to $39.0 million in the third fiscal quarter, compared to $37.6 million for last year’s third fiscal quarter; (v) that cash, cash equivalents and investments are expected to total approximately $75 million at the end of the third fiscal quarter; and (vi) that the Company anticipates reporting an operating loss for the quarter.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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